Exhibit 99.1

Exactech Q2 Revenue $43.3M;

Net Income $2.6M or $0.20 EPS

YTD Revenue Up 4% to $86.6M

GAINESVILLE, Fla. — July 28, 2009 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that total revenue for the second quarter of 2009 decreased 1% to $43.3 million from $43.7 million in the second quarter of 2008. Diluted earnings per share for the quarter was $0.20 based on net income of $2.6 million. This compares with net income of $3.0 million or $0.24 diluted EPS a year ago. Net income for the quarter, excluding pre-tax legal expenses and costs of $1.2 million related to the ongoing Department of Justice (DOJ) inquiry, was $3.4 million or $0.26 EPS.

Second Quarter Highlights and Segment Performance

•	Net income decreased 14% to $2.6 million

•	Net income excluding DOJ inquiry costs was $3.4 million or $0.26 EPS

•	Knee implant revenue decreased 7% to $18.9 million from $20.5 million

•	Hip implant revenue increased 18% to $6.7 million from $5.7 million

•	Biologic and spine revenue increased 4% to $6.9 million from $6.6 million

•	Extremity implant revenue increased 29% to $5.1 million from $3.9 million

•	Other products revenue decreased 18% to $5.7 million from $7.0 million primarily due to lower instrumentation revenue

Six Months Highlights and Segment Performance

For the first six months of 2009 revenue was $86.6 million, an increase of 4% over $83.5 million for the comparable period last year. Net income for the first six months of 2009 declined to $5.1 million compared to $5.8 million for the first six months of 2008. Net income for the six months, excluding pre-tax legal expenses and costs of $2.6 million related to the ongoing Department of Justice (DOJ) inquiry, was $6.7 million or $0.52 EPS.

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First six month product revenues were as follows:

•	Knee implant revenue decreased 4% to $37.4 million from $39.0 million

•	Hip implant revenue increased 10% to $13.2 million from $12.0 million

•	Biologic and spine revenue increased 5% to $13.9 million from $13.3 million

•	Extremity implant revenue increased 42% to $10.9 million from $7.6 million

•	Other products revenue decreased 3% to $11.1 million from $11.5 million

Exactech Chairman and CEO Bill Petty said, “Knee implant product sales lagged this quarter, as economic conditions are widely believed to have caused orthopaedic patients to delay elective knee surgeries. Unfortunately because knees are our largest business segment at 44% of total revenue, this reduced our company’s total revenue for the quarter and slowed our projected growth rate. Knee implant revenue decreased 7% to $18.9 million from $20.5 million during the second quarter of 2008. One of the bright spots for Exactech this quarter was our hip implant sales, which benefited from continued success of our Novation hip product line. Hip sales revenue increased 18% to $6.7 million from $5.7 million in the second quarter of 2008. We continue to see market-leading growth in our shoulder segment, achieving 29% growth to $5.1 million from $3.9 million a year ago. Biologic and spine revenue increased 4% to $6.9 million from $6.6 million in the same quarter last year. We experienced lower instrumentation sales during the second quarter, causing our other products segment sales to decrease 18% to $5.7 million from $7.0 million a year ago.”

Exactech President David Petty said, “U.S. sales increased 1% to $29.2 million in the quarter compared to $28.8 million in the second quarter of 2008. International sales for the second quarter decreased 5% to $14.1 million compared to $14.9 a year ago. The international sales decrease was largely due to lower European stocking orders as compared to the second quarter of 2008 and the impact of currency exchange rates. International sales represented 33% of total sales compared with 34% in the same quarter last year. For the second quarter of 2009, total international revenue included an unfavorable foreign currency impact of approximately $0.8 million. On a constant currency basis, international revenue increased 1%.”

Chief Financial Officer Jody Phillips said, “Gross margin percentage for the quarter was 62.3% compared to 62.6% for the comparable quarter last year. Total operating expenses in the quarter were $22.6 million, up 4% from $21.8 million in the comparable quarter last year. Exclusive of DOJ inquiry -related legal expenses of $1.2 million we were successful in effective expense management during the quarter. General and administrative expenses increased 4%, sales and marketing expenses decreased 1% and research and development expenses increased 13% compared to the second quarter of 2008.”

Looking forward, Exactech confirmed its revenue targets for 2009 in the range of $167 million to $173 million and now targets diluted earnings per share for the year 2009 in the range of $0.92 to $0.96. For the third quarter ending September 30, 2009, the company targets revenue in the range of $38 million to $41 million and diluted earnings per share in the range of $0.20 to $0.22. These EPS target ranges exclude the impact of DOJ inquiry costs. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

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The company will hold a conference call on Wednesday, July 29 at 10:00 a.m. Eastern. To participate in the call, dial 1-877-941-2332 any time after 9:50 a.m. Eastern on July 29. International and local callers should dial 1-480-629-9722. While in conference, if callers should require operator assistance, they can press the star followed by the zero button. This will call an operator to the line.

A live webcast of the call will be available at http://viavid.net/dce.aspx?sid=000066E9. A podcast will be available approximately one hour after the event ends and can be accessed at http://viavid.net/mp3/000066E9.mp3. Both will be archived for approximately 90 days.

The financial statements follow.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 30 markets in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: exactech@hawkassociates.com. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(unaudited) June 30,	(audited) December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,652	$3,285
Accounts receivable, net of allowances of $1,324 and $1,006	32,183	31,750
Prepaid expenses and other assets, net	2,610	2,193
Income taxes receivable	474	359
Inventories – current	60,349	61,866
Deferred taxes	1,359	1,119

Total current assets	100,627	100,572

PROPERTY AND EQUIPMENT:
Land	1,645	1,231
Machinery and equipment	23,244	21,528
Surgical instruments	42,032	38,012
Furniture and fixtures	2,990	2,746
Facilities	15,102	13,551
Projects in process	865	2,221

Total property and equipment	85,878	79,289
Accumulated depreciation	(36,145)	(32,950)

Net property and equipment	49,733	46,339

OTHER ASSETS:
Deferred financing and deposits, net	1,417	1,594
Other investments	1,335	1,387
Non-current inventory	1,653	—
Product licenses and designs, net	3,850	3,382
Customer relationships, net	2,100	2,418
Patents and trademarks, net	2,122	2,272
Goodwill	9,764	9,556

Total other assets	22,241	20,609

TOTAL ASSETS	$172,601	$167,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,276	$13,065
Income taxes payable	675	242
Accrued expenses and other liabilities	7,647	7,067
Current portion of long-term debt	1,376	1,415

Total current liabilities	20,974	21,789

LONG-TERM LIABILITIES:
Deferred tax liabilities	1,906	835
Line of credit	14,795	14,802
Long-term debt, net of current portion	7,019	7,610
Other long-term liabilities	596	869

Total long-term liabilities	24,316	24,116

Total liabilities	45,290	45,905

SHAREHOLDERS’ EQUITY:
Common stock	128	127
Additional paid-in capital	52,324	51,223
Accumulated other comprehensive loss, net of tax	(1,518)	(1,019)
Retained earnings	76,377	71,284

Total shareholders’ equity	127,311	121,615

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$172,601	$167,520

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EXACTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended June 30,		Six Month Periods Ended June 30,
	2009	2008	2009	2008
NET SALES	$43,302	$43,695	$86,606	$83,486

COST OF GOODS SOLD	16,335	16,356	30,842	31,122

Gross profit	26,967	27,339	55,764	52,364

OPERATING EXPENSES:
Sales and marketing	13,079	13,233	27,675	25,568
General and administrative	4,462	4,307	9,546	8,245
Research and development	2,707	2,391	5,560	4,942
Depreciation and amortization	2,333	1,886	4,512	3,612

Total operating expenses	22,581	21,817	47,293	42,367

INCOME FROM OPERATIONS	4,386	5,522	8,471	9,997

OTHER INCOME (EXPENSE):
Interest income	4	—	10	3
Other income	14	—	14	485
Interest expense	(237)	(304)	(387)	(599)
Foreign currency exchange gain (loss)	41	2	8	(52)

Total other expenses	(178)	(302)	(355)	(163)

INCOME BEFORE INCOME TAXES	4,208	5,220	8,116	9,834

PROVISION FOR INCOME TAXES	1,580	2,178	3,023	3,890

INCOME BEFORE EQUITY IN NET LOSS OF OTHER INVESTMENTS	2,628	3,042	5,093	5,944

EQUITY IN NET LOSS OF OTHER INVESTMENTS	—	—	—	(98)

NET INCOME	$2,628	$3,042	$5,093	$5,846

BASIC EARNINGS PER SHARE	$0.21	$0.25	$0.40	$0.49

DILUTED EARNINGS PER SHARE	$0.20	$0.24	$0.40	$0.47

SHARES - BASIC	12,768	12,207	12,742	11,947

SHARES - DILUTED	12,895	12,676	12,878	12,402

Adjusted net income to exclude the effect of DOJ related expenses:
Net Income	$2,628	$3,042	$5,093	$5,846
Adjustments for DOJ related expenses:
DOJ related expenses, pre-tax	1,209	711	2,600	1,009
Income tax benefit	459	263	988	373

	750	448	1,612	636

Adjusted net income - excluding DOJ related expense	$3,378	$3,490	$6,705	$6,482

Diluted earnings per share	$0.20	$0.24	$0.40	$0.47
Adjustment of DOJ related expenses, net	0.06	0.04	0.12	0.05

Adjusted diluted earnings per share	$0.26	$0.28	$0.52	$0.52

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EXACTECH INC.